Exhibit 10.68

PERFORMANCE STOCK UNIT AWARD AGREEMENT

MATADOR RESOURCES COMPANY AMENDED AND RESTATED
2012 LONG-TERM INCENTIVE PLAN

1.    Award of Performance Stock Units. Pursuant to the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (as amended from time to time, the “Plan”), Matador Resources Company, a Texas corporation (the “Company”), grants to

[NAME]
(the “Participant”),

an Award of Performance Stock Units (the “Performance Stock Units”) subject to the terms and conditions of this Performance Stock Unit Award Agreement (including Appendix A attached hereto, this “Agreement”) and the Plan. The target number of Performance Stock Units awarded under this Agreement is [NUMBER] (the “Target Units”). The “Date of Grant” of this Award is [DATE]. Each Performance Stock Unit subject to this Award shall represent a notional share of Common Stock, with the value of each Performance Stock Unit being equal to the Fair Market Value of a share of Common Stock at any given time.

2.    Subject to Plan; Definitions. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of this Agreement, this Agreement shall control. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing. Unless defined herein, the capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan, or where indicated, as defined in that certain Employment Agreement, effective as of [DATE], by and between the Company and the Participant (the “Employment Agreement”).

3.    Vesting; Settlement of Performance Stock Units.

a.    Subject to the Participant’s continuous employment with or service to the Company or a Subsidiary through the end of the Performance Period (as defined in Appendix A), the actual number of shares of Common Stock that may become issuable pursuant to the Performance Stock Units shall be determined in accordance with the performance-based vesting requirements set forth in Appendix A attached hereto and this Section 3. Performance Stock Units that become vested pursuant to the terms of Appendix A or this Section 3 are collectively referred to herein as “Vested Units.” All other Performance Stock Units are collectively referred to herein as “Unvested Units.”

b.    The Vested Units, as determined pursuant to Appendix A, shall vest on the Vesting Date (as defined in Appendix A). Subject to the provisions of the Plan and this Agreement, within thirty (30) days following the Vesting Date, and in no event later than two and a half (2½) months following the close of the calendar year in which the Performance Period (as defined in Appendix A) ends, the Company shall deliver to the Participant or the Participant’s personal representative a number of shares of Common Stock equal to the number of Vested Units credited to the Participant. Vested Units may be converted only with respect to full shares, and no fractional share of Common Stock shall be issued. Notwithstanding anything herein to the contrary, if the Participant incurs a Termination of Service for any reason after the last day of the Performance Period, but prior to the Vesting Date, the Participant shall not forfeit the Performance Stock

Units by reason of such Termination of Service to the extent such Performance Stock Units would have otherwise vested in accordance with this Section 3.

c.    Notwithstanding the foregoing, if within thirty (30) days prior to a Change in Control (as defined in the Employment Agreement), the Participant incurs a Termination of Service by the Company without Just Cause (as defined in the Employment Agreement) or by the Participant with [or without] Good Reason (as defined in the Employment Agreement), then effective immediately prior to such Termination of Service, Participant shall vest in a number of shares of Common Stock equal to the number of Performance Stock Units that would have otherwise vested based on the Company’s performance, as determined by the Committee, through an abbreviated Performance Period that ends as of immediately prior to the effective date of such Termination of Service.

d.    In the event a Change in Control occurs prior to the completion of the Performance Period and Participant has not experienced a Termination of Service prior to the effective date of the Change in Control, Participant shall vest immediately prior to the consummation of such Change in Control in a number of shares of Common Stock equal to the number of Performance Stock Units that would have otherwise vested based on the Company’s performance, as determined by the Committee, through an abbreviated Performance Period that ends as of immediately prior to the effective date of the Change in Control.

4.    Forfeiture of Performance Stock Units. Unvested Units shall be forfeited, without the payment of any consideration therefor, immediately upon the earlier of (i) the Vesting Date, to the extent the performance-based vesting conditions have not been satisfied and the Performance Stock Units have not vested in accordance with Section 3, and (ii) subject to Section 3, the Participant’s Termination of Service. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Unvested Units shall cease and terminate, without any further obligations on the part of the Company.

5.    Restrictions on Performance Stock Units. Subject to the provisions of the Plan and the terms of this Agreement, the Participant shall not be permitted to sell, transfer, pledge, hypothecate, margin, assign or otherwise encumber any of the Performance Stock Units, except that, the Participant may transfer for no consideration some or all of the Performance Stock Units to (a) one or more members of the Participant’s Immediate Family, (b) a trust in which the Participant or members of his or her Immediate Family have more than fifty percent of the beneficial interest, (c) a foundation in which the Participant or members of his or her Immediate Family control the management of assets or (d) any other entity in which the Participant or members of his or her Immediate Family own more than fifty percent of the voting interests. Any such transferee must agree in writing on a form prescribed by the Company to be bound by all of the provisions of this Agreement to the same extent as they apply to the Participant. Notwithstanding any such transfer, any vesting conditioned upon the Participant’s continued employment or service with the Company or its Subsidiaries shall continue to relate to the Participant’s continued employment or service and any covenants applicable to Participant hereunder shall continue to apply to Participant. In addition, the Committee may in its sole discretion, remove any or all of the restrictions on such Performance Stock Units whenever it may determine that, by reason of changes in applicable laws or changes in circumstances after the date of this Agreement, such action is appropriate.

6.    Rights of a Shareholder. The Participant will have no rights as a shareholder with respect to any Performance Stock Units covered by this Agreement (including, without limitation, any voting rights or the right to receive any dividends) until the issuance of a certificate or certificates to the Participant or the registration of such shares in the Participant’s name for shares of Common Stock. Except as otherwise provided in Section 7 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such shares of Common Stock. The Participant, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of such shares of Common Stock.

7.    Adjustment to Number of Performance Stock Units. The number of Target Units shall be subject to adjustment in accordance with Articles 11-13 of the Plan.

8.    Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not acquire any shares of Common Stock, and that the Company will not be obligated to issue any shares of Common Stock to the Participant hereunder if the issuance of such shares would constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The rights and obligations of the Company and the rights and obligations of the Participant are subject to all Applicable Laws, rules, and regulations.

9.    Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his or her review by the Company, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

10.    Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

11.    No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee or as a Contractor or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, or Outside Director at any time.

12.    Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

13.    Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

14.    Entire Agreement. This Agreement and the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

15.    Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

16.    Modification. The Committee may amend this Agreement at any time and from time to time without the consent of the Participant; provided, however that no such amendment may materially and adversely affect the rights of the Participant without his or her consent; and provided, further, that the Company may change or modify this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Code Section 409A or any regulations or other guidance issued thereunder. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company of the applicable provision without violating the provisions of Code Section 409A, and in no event may any such amendment modify the time or form of payment of any amount payable pursuant to this Agreement if such modification would be in violation of Code Section 409A. Notwithstanding the provisions of this Section 16, the Company may amend the Plan to the extent permitted by the Plan.

17.    Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

18.    Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

19.    Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.    Notice to the Company shall be addressed and delivered as follows:

Matador Resources Company
5400 LBJ Fwy, Suite 1500
Dallas, TX 75240
Attn: General Counsel
Facsimile: (972) 371-5201

b.    Notice to the Participant shall be addressed and delivered to the Participant’s address as set forth in the Company’s records.

20.    Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement. The Company or, if applicable, any Subsidiary (for purposes of this Section 20, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid or payable to the Participant or to require the Participant to otherwise pay, any Federal, state, local, or other taxes required by law to be withheld in connection with this Award. Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payments may be made, in the sole discretion of the Company, (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) the Company’s withholding of a number of shares to be delivered upon the vesting of this Award, which shares so withheld have an aggregate Fair Market Value that equals or exceeds (solely to avoid the issuance of fractional shares) the required tax withholding payment; or (iv) any combination of the foregoing or any other method consented to by the Company in writing. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

21.    Code Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall comply with or be exempt from the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to the fullest extent possible to reflect and implement such intent. Notwithstanding anything in this Agreement and in the event the payments and benefits set forth herein are subject to Code Section 409A, a Termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement unless such termination is also a “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if on his or her Termination of Service, the Participant is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon such Termination of Service that constitutes a “deferral of compensation” within the meaning of Code Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Participant on the earlier of the date which immediately follows six (6) months after the Participant’s separation from service or, if earlier, the date of the Participant’s death.

22.    Electronic Delivery. By executing this Agreement (including via digital acceptance), the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and its Subsidiaries, the Plan, and the Performance Stock Units via Company web site or other electronic delivery.

* * * * * * * * * *

[Remainder of Page Intentionally Left Blank.
Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY:

MATADOR RESOURCES COMPANY

By:    _______________________________________
Name:    David E. Lancaster
Title:    Executive Vice President

PARTICIPANT:

_____________________________________________
Signature

Name:    [NAME]

APPENDIX A
PERFORMANCE GOALS AND PERFORMANCE PERIOD

i.	PERFORMANCE PERIOD
The measurement period for the Performance Stock Units shall be the three (3)-year period beginning January 1, 2019 and ending December 31, 2021 (the “Performance Period”).

ii.	PERFORMANCE GOAL
Performance Goal: The performance-vesting requirement for the Performance Stock Units subject to this Award shall be tied to the percentile level at which the total shareholder return to the Company’s stockholders over the Performance Period stands in relation to the total shareholder return realized for that period by each of the following (collectively, the “Relative Group”):

Callon Petroleum Company	Laredo Petroleum, Inc.
Centennial Resource Development, Inc.	Oasis Petroleum, Inc.
Cimarex Energy Co.	Parsley Energy, Inc.
Diamondback Energy, Inc.	SM Energy Company
Encana Corp.	WPX Energy, Inc.
Jagged Peak Energy Inc.

For such purpose, the total shareholder return (“TSR”) shall be determined pursuant to the following formula:
TSR =     (Ending Stock Price* - Beginning Stock Price**) + Reinvested Dividends***
Beginning Stock Price**
* “Ending Stock Price” is the average daily closing price per share of the applicable issuer’s common stock calculated for the last twenty (20) consecutive trading days within the Performance Period.
** “Beginning Stock Price” is the average daily closing price per share of the applicable issuer’s calculated for the last twenty (20) consecutive trading days immediately preceding the commencement of the Performance Period.
*** “Reinvested Dividends” shall be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Performance Period had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share of the common stock on the applicable dividend payment date by (ii) the average daily closing price per share calculated for the last twenty (20) consecutive trading days within the Performance Period.
Each of the foregoing amounts shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration.

An issuer shall be removed from the Relative Group if it: (i) ceases to be a publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; (ii) has gone private; or (iii) has been acquired by another company (whether by another company in the Relative Group or otherwise, but not including internal reorganizations) or has sold all or substantially all of its assets. A company that is removed from the Relative Group before the end of the Performance Period will be excluded from the calculation of TSR percentile ranking.
Vested Units: Within sixty (60) days after the completion of the Performance Period, the Committee shall determine and certify the actual level at which the Performance Goal is attained and such date of certification shall be the “Vesting Date.” The actual number of Vested Units that results from such certification may range from 0% to 200% of the Target Units. The actual percentage shall be determined on the basis of the relative ranking of the Company’s TSR as compared to the TSRs of the Relative Group companies, expressed as a percentile ranking. Notwithstanding the foregoing, the maximum number of shares of Common Stock that may qualify as Vested Units may not exceed 200% of the Target Units and in no event may more than 100% of the Target Units become Vested Units if the Company’s TSR for the Performance Period is negative.
Payout Table for Determining Number of Vested Units Based on Attained Relative TSR: The number of shares of Common Stock that may qualify as Vested Units on the basis of the Company’s certified TSR percentile ranking shall be calculated by multiplying the Target Units by the applicable percentage determined in accordance with the following payout table (with appropriate straight-line interpolation for any attained percentile level within two designated percentile levels in such slope, rounded to the nearest hundredth of a point, and the resulting number of shares of Common Stock rounded to the nearest whole share):

Company’s Percentile Ranking	Percentage of Target Units that will become Vested Units
0	0%
10th	20%
20th	40%
30th	60%
40th	80%
50th	100
60th	120%
70th	140%
80th	160%
90th	180%
100th	200%